Exhibit 21.1

Subsidiaries of Premier, Inc.

Upon the completion of the Reorganization and this offering, the following entities will become subsidiaries of Premier, Inc.

Subsidiaries	Jurisdiction of Incorporation or Organization	Name Under Which Business is Done

Commcare Pharmacy-FTL, LLC	Florida	Commcare Pharmacy-FTL, LLC
Commcare Pharmacy-MIA, LLC	Florida	Commcare Pharmacy-MIA, LLC
Commcare Pharmacy-WPB, LLC	Florida	Commcare Pharmacy-WPB, LLC
NS3 Health, LLC	Florida	Commcare Specialty Pharmacy
Premier Healthcare Alliance, L.P.	California	Premier Healthcare Alliance, L.P.
Premier Healthcare Solutions, Inc.	Delaware	Premier Healthcare Solutions, Inc.
Premier Insurance Management Services, Inc.	Illinois	Premier Insurance Management Services, Inc.
Premier Services, LLC	Delaware	Premier Services, LLC
Provider Select, LLC	Delaware	Provider Select, LLC
Premier Pharmacy Benefit Management, LLC	Delaware	Premier Pharmacy Benefit Management, LLC
Premier Supply Chain Improvement, Inc.	Delaware	Premier Supply Chain Improvement, Inc.
SVS, LLC	Delaware	S2S Global